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                                                                      Exhibit 18

BJ's Wholesale Club, Inc.
One Mercer Road
Natick, MA 01760

We are providing this letter to you for inclusion as an exhibit to your Form 10-Q filing pursuant to Item 601 of Regulation S-K.

We have read management's justification for the change in accounting for membership fee income from recognition upon receipt to recognition over the life of the membership contained in the Company's Form 10-Q for the quarter ended October 31, 1998. Based on our reading of the data and discussions with Company officials about the business judgement and business planning factors relating to the change, we believe management's justification to be reasonable. Accordingly, we concur that the newly adopted accounting principle described above is preferable in the Company's circumstances to the method previously applied.

We have not audited any financial statements of BJ's Wholesale Club, Inc. as of any date or for any period subsequent to January 31, 1998, nor have we audited the application of the change in accounting principle disclosed in Form 10-Q of BJ's Wholesale Club, Inc. for the three months ended October 31, 1998; accordingly, our comments are subject to revision on completion of an audit of the financial statements that include the accounting change.


                                           /s/ PRICEWATERHOUSE COOPERS LLP
                                               December 11, 1998